PROMISSORY NOTE

Darin R. Pastor
Newport Beach, California

Principal Loan Amount:
$577,373.47	Date:	October 22, 2012

FOR VALUE RECEIVED , the undersigned Capstone Affluent Strategies, Inc. ("Borrower") of 895 Dove Street, 3rd Floor, Newport Beach, CA 92660, promises to pay to the order of Darin R. Pastor ("Pastor") at his office at 895 Dove Street, 3rd Floor, Newport Beach, CA 92660, or at such other place as the holder thereof may designate, in lawful money of the United States of America and in immediately available funds, the principal loan amount of $577,373.47 ("Principal"), or so much thereof as may be outstanding with interest thereon, whether before or after any breach hereof.

Subject to the obligation of Pastor to forgive the principal and interest on the Note in accordance with provisions below, Borrower will be required to repay the Principal on this Note no later than October 4, 2017 (the "Maturity Date") or upon an Event of Default as described below, whichever occurs first. The Principal balance shall bear interest at the minimum federal rate per annum published by the Internal Revenue Service (computed on the basis of a 360-day year, actual days elapsed). Interest shall begin accruing on the date proceeds are advanced under this Note.

Prepayment. Borrower may from time to time partially or wholly repay the outstanding principal. All payments under this Note shall be applied first to current interest, second to accrued and unpaid interest, and third to Principal.

Forgiveness of Principal and Interest. Pastor shall forgive the Principal plus calculated accrued interest on this Note in accordance with the terms set forth in Exhibit A hereto. The forgiveness of Principal and interest under this Note will cease upon the occurrence of an Event of Default as defined below. Upon the occurrence of an Event of Default (defined below) this Note shall bear interest on the remaining unpaid principal balance at the default rate of interest equal to the interest rate determined as stated in the 2nd paragraph above PLUS an additional three percent (3%).

Income Taxes. Borrower hereby acknowledges responsibility for the payment of income taxes in connection with the forgiveness of principal and interest under this Note.

Right to Offset. Borrower acknowledges and agrees that in order to contribute to the satisfaction of the repayment obligation hereunder, Pastor is authorized to the necessary deductions from Borrower's interest or entitlement in any commissions or fees payable by Pastor to Borrower, or in any other amounts owed by Pastor to Borrower. Borrower also agrees that Pastor has and shall have the right to apply any funds held in Borrower's accounts in which Pastor is legally entitled to satisfy any amounts remaining outstanding pursuant to the terms of the Note.

Borrower Initials _______

Lender Initials _______

1

Events of Default. A Default under this Note shall consist of any of the following events: (i) any payment to Pastor is not made when due (including when there is a material default on any other material obligation Borrower has with Pastor) ; there is material failure to abide by any of the terms and conditions contained in any agreement Borrower has with Pastor but only after Pastor gives Borrower written notice of any such failure and a reasonable opportunity to cure; (iii) any warranty, representation or statement made or furnished to Pastor by or on behalf of the Borrower proves to have been false in any material respect when made or furnished ; (iv) the death, dissolution , termination of existence, merger, consolidation, insolvency , business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under bankruptcy or insolvency laws by or against the Borrower or any guarantor or surety for Borrower; (v) any violation or breach of any provision or, or any defined event of default under, any addendum to this note, letter agreement , guaranty, security agreement, deed of trust or other contract or instrument executed in connection with this note or securing this note; or (vi) Pastor has a good faith belief that the prospect of timely repayment is impaired based on Pastor's commercially reasonable assessment that Borrower's prospects of repayment are materially diminished .

Upon the occurrence of any Event of Default described under clauses (i) through (vi) above, Pastor, at his option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment , demand, protest or advice of dishonor, all of which are expressly waived by Borrower. In the Event of Default, the Borrower agrees that Pastor may offset any outstanding principal and interest due under this Note against any amounts due from Pastor for Borrower, up to the maximum amount legally permitted.

Attorney’s Fees. The Borrower shall pay Pastor the full amount of all costs and expenses, including reasonable attorney's fees (to include outside counsel fees) incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amount which becomes due to Pastor under this Note or the prosecution and defense of any action in any way related to this Note, including without limitation any action to declaratory relief.

Binding on Heirs and Assigns. This Note inures to and binds the heirs, legal representatives, successors and assigns of Borrower and Pastor; provided, however, that Borrower may not assign this Note or any proceeds of it or assign or delegate any of its rights or obligations without Pastor's prior written consent in each instance. Pastor, in his sole discretion, may transfer this Note and may sell or assign interest without notice to Borrower.

Choice of Law. This note shall be construed in accordance with the laws of the state of California.

DARIN R. PASTOR CAPSTONE AFFLUENT STRATEGIES, INC

BY:____________________________________________

TITLE:____________________________________________

Borrower Initials _______

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Exhibit A

Forgiveness of Note Terms

Notwithstanding any other provisions of this Note to the contrary, the terms of this Exhibit A shall take priority.

For purposes of this Exhibit A, the following terms shall have the following meanings:

"Borrower" shall mean the individual or entity listed as Borrower in the first paragraph of this Note. "Forgiveness Amount” shall mean the following:

	End Year 1	End Year 2	End Year 3	End Year 4	End Year 5
Forgiveness Amount: (1/5th of P&I)	$267,954.50 Plus Interest	$267,954.50 Plus Interest	$267,954.50 Plus Interest	$267 ,954.50 Plus Interest	$267,954.50 Plus Interest

As specified above, for each year that passes from the Anniversary Date of this Note, the corresponding amount of principal and accrued interest shall be forgiven as set forth above. For any of the five years listed above for which the Borrower is not affiliated with Pastor on the Anniversary Date, the remaining balance of the loan will be immediately due in full.

Borrower Initials _______

Lender Initials _______